Exhibit 15.1

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements of Freeport-McMoRan Copper & Gold Inc. on Form S-3 (File No. 333-179420), Forms S-4 (File Nos. 333-185747 and 333-185742) and Forms S-8 (File Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535, 333-115292, 333-136084, 333-141358 and 333-147413) of our report dated August 8, 2013 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended June 30, 2013.

/s/ ERNST & YOUNG LLP

Phoenix, Arizona
August 8, 2013